The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2026

Pricing Supplement No. 2026-USNCH[  ] to Product Supplement No. EA-04-12 dated February 25, 2026,

Underlying Supplement No. 13 dated February 25, 2026, Prospectus Supplement and Prospectus each dated February 25, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293732 and 333-293732-02

Dated August---, 2026

Citigroup Global Markets Holdings Inc. $---- Trigger Callable Contingent Yield Notes (with daily coupon observation)

Linked to the Least Performing of the S&P 500® Index, the Nasdaq-100 Index® and the Russell 2000® Index Due On or About November 30, 2029

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Callable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the S&P 500® Index, the Nasdaq-100 Index® and the Russell 2000® Index (each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing levels of all the underlyings on each trading day during the applicable quarterly observation period are greater than or equal to their respective coupon barriers. If the closing level of any underlying on any trading day during an observation period is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date and no further amounts will be owed to you. If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. The “final underlying level” for each underlying is the closing level of such underlying on the final valuation date and the “least performing underlying” is the underlying with the lowest underlying return as measured from the trade date to the final valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying level of the least performing underlying is less than its downside threshold. The payment at maturity on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlyings. You will therefore be adversely affected if any underlying performs poorly, regardless of the performance of the other underlyings. You will not receive dividends or other distributions paid on any stocks included in the underlyings or participate in any appreciation of any underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features	Key Dates[1]

❑	Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing levels of all the underlyings on each trading day during the applicable quarterly observation period are greater than or equal to their respective coupon barriers. Otherwise, no contingent coupon will be paid on that quarterly coupon payment date.
❑	Issuer Callable — On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	August 31, 2026
Settlement date	September 2, 2026
Observation period end dates	Quarterly, beginning on November 30, 2026 (See page PS-6)
Final valuation date[2]	November 28, 2029
Maturity date	November 30, 2029
[1]	Expected
[2]	See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING.  This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Callable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Nasdaq-100 Index® and the Russell 2000® Index. The initial underlying levels, coupon barriers and downside thresholds will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Contingent Coupon Rate	Initial Underlying Levels	Coupon Barriers	Downside Thresholds	CUSIP/ISIN
S&P 500® Index (Ticker: SPX)	11.25% per annum		, which is 70% of the applicable initial underlying level	, which is 60% of the applicable initial underlying level	17333Y461 / US17333Y4614
Nasdaq-100 Index® (Ticker: NDX)			, which is 70% of the applicable initial underlying level	, which is 60% of the applicable initial underlying level
Russell 2000® Index (Ticker: RTY)			, which is 70% of the applicable initial underlying level	, which is 60% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement.  The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.10	$9.90
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.715 per note, which will be less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.10 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.90 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.90 per note. UBS will receive an underwriting discount of $0.10 for each note it sells in this offering.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-04-12 dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000095010326002644/dp241912_424b2-coba0412.htm

♦	Underlying Supplement No. 13 dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000095010326002640/dp241935_424b2-us13.htm

♦	Prospectus Supplement and Prospectus each dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date.  The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes.  References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “notes” refers to the Trigger Callable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Nasdaq-100 Index® and the Russell 2000® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The S&P 500® Index” beginning on page PS-14 of this pricing supplement, “The Nasdaq-100 Index®“ beginning on page PS-15 of this pricing supplement, “The Russell 2000® Index“ beginning on page PS-17 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-63 of the accompanying underlying supplement, “Equity Index Descriptions—The Nasdaq-100 Index®” beginning on page US-28 of the accompanying underlying supplement and “Equity Index Descriptions— The Russell Indices” beginning on page US-41 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You understand and accept the risks associated with each of the underlyings.

♦	You believe the closing level of each underlying is likely to be greater than or equal to its coupon barrier on each trading day during the quarterly observation periods, and, if the closing level of any underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying level of each underlying will be greater than or equal to its downside threshold, and, if the final underlying level of any underlying is below its downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are willing to accept the individual market risk of each underlying on each trading day during the quarterly observation periods and on the final valuation date, and you understand that any decline in the level of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlyings.

♦	You are willing to hold notes that may be called early by the issuer in its sole discretion regardless of the closing level of any underlying, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦	You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦	You do not believe the closing level of each underlying is likely to be greater than or equal to its coupon barrier on each trading day during the quarterly observation periods, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying level of at least one underlying will be less than its downside threshold, exposing you to the full downside performance of the least performing underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are unwilling to accept the individual market risk of each underlying on each trading day during the quarterly observation periods and on the final valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦	You are unwilling to hold notes that may be called early by the issuer in its sole discretion regardless of the closing level of any underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦	You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 3.25 years, unless called earlier
Trade date[1]	August 31, 2026
Settlement date[1]	September 2, 2026
Final valuation date[1], 2	November 28, 2029
Maturity date[1]	November 30, 2029
Underlyings	S&P 500® Index (Ticker: SPX) Nasdaq-100 Index® (Ticker: NDX) Russell 2000® Index (Ticker: RTY)
Issuer call feature

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than two (2) business days’ notice prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Observation period	Each observation period will consist of each trading day from, but excluding, an observation period end date to, and including, the following observation period end date; provided that the first observation period will consist of each trading day from, but excluding, the trade date to, and including, the first observation period end date.
Observation period end dates[1]	See “Observation Period End Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Trading day	For any underlying index, a scheduled trading day for that underlying index on which a market disruption event has not occurred with respect to that underlying index.
Coupon payment dates	See “Observation Period End Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.

Contingent coupon/contingent coupon rate

If the closing levels of all the underlyings on each trading day during the applicable observation period are greater than or equal to their respective coupon barriers, we will make a contingent coupon payment with respect to that observation period on the related coupon payment date.

However, if the closing level of any underlying on any trading day during the applicable observation period is less than its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.2813 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 11.25%) and will be payable with respect to each observation period in which the closing levels of all the underlyings on each trading day during that observation period are greater than or equal to their respective coupon barriers.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any observation period in which the closing level of any underlying on any trading day is less than its coupon barrier.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	The underlying with the lowest underlying return.
Underlying return	For each underlying, calculated as follows: final underlying level – initial underlying level initial underlying level
Downside threshold	For any underlying, 60.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Coupon barrier	For any underlying, 70.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Initial underlying level	For any underlying, its closing level on the trade date, as specified on the cover page of this pricing supplement.
Final underlying level	For any underlying, its closing level on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the final valuation date, observation period end dates and maturity date may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Trade date	The closing level of each underlying (its respective initial underlying level) is observed and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (callable by the issuer in its sole discretion)

If the closing levels of all the underlyings on each trading day during the applicable observation period are greater than or equal to their respective coupon barriers, we will make a contingent coupon payment with respect to that observation period on the related coupon payment date. However, if the closing level of any underlying on any trading day during the applicable observation period is less than its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than two (2) business days’ notice prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying level of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least
performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Observation Period End Dates/Coupon Payment Dates for the Offering of the Notes

Observation Period End Dates	Coupon Payment Dates
November 30, 2026	December 2, 2026
March 1, 2027	March 3, 2027
June 1, 2027	June 3, 2027
August 31, 2027	September 2, 2027
November 30, 2027	December 2, 2027
February 29, 2028	March 2, 2028
May 31, 2028	June 2, 2028
August 31, 2028	September 5, 2028
November 30, 2028	December 4, 2028
February 28, 2029	March 2, 2029
May 31, 2029	June 4, 2029
August 31, 2029	September 5, 2029
November 28, 2029	November 30, 2029

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing level of any underlying on any trading day during the related observation period is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing levels of all the underlyings on each trading day during the applicable observation period are greater than or equal to their respective coupon barriers. If the closing level of any underlying on any trading day during an observation period is less than its coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing level of any underlying is below its coupon barrier on at least one trading day during each quarterly observation period, you will not receive any contingent coupon payments over the term of the notes.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly, even if the other underlyings perform well — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected, even if the other underlyings perform well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will not receive the contingent coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of the better performing underlyings — The payment at maturity depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlyings. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlyings would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the better performing underlyings are not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The S&P 500® Index represents large capitalization stocks in the United States, the Nasdaq-100 Index® represents 100 of the largest non-financial companies listed on the Nasdaq Stock Market and the Russell 2000® Index represents small capitalization stocks in the United States. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing level of at least one underlying will be less than its coupon barrier on at least one trading day during one or more observation periods, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes and that (ii) the closing level of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the contingent coupon payments — We may call the notes on any coupon payment date prior to the maturity date upon not less than two (2) business days’ notice. In the event that we call the notes, you will receive the stated principal amount of your notes and any contingent coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately three months. If we call the notes prior to maturity, you will not receive any additional contingent coupon payments. It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in an another investment that provides a similar yield with a similar level of risk. We are less likely to call the notes prior to maturity when the expected contingent coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us, which includes when the level of any of the underlyings is less than its coupon barrier. Therefore, the notes are more likely to remain outstanding when the expected contingent coupon payable on the notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to any underlying — You will not participate in any appreciation in the level of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks included in the underlyings.

♦	The payment at maturity depends on the closing level of the least performing underlying on a single day — If the closing level of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing level of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks that constitute any underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute any underlying. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of any underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that any underlying will fall below its coupon barrier on any trading day during any observation period or the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, trading days during one, or more, observation periods and/or below its downside threshold on the final valuation date.  The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated.  As a result, there is a significant risk that at least one of the underlyings will fall below its coupon barrier on one or more trading days, such that you will not receive one or more contingent coupon payments, and that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes.  The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date.  If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	The Russell 2000® Index is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than the stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	The Nasdaq-100 Index® is subject to risks associated with the stocks of foreign companies — Some of the stocks that constitute the Nasdaq-100 Index® are issued by foreign companies. Investments in securities of foreign companies involve risks associated with those countries, including risks of governmental intervention and cross-shareholdings in companies in certain countries. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of any underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on the final valuation date with respect to an underlying, determining whether to postpone the final valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to any underlying may affect the value of your notes — S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, Nasdaq, Inc., as publisher of the Nasdaq-100 Index, or FTSE Russell, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute any underlying or make other methodological changes that could affect the level of any underlying. S&P Dow Jones Indices LLC, Nasdaq, Inc. or FTSE Russell may discontinue or suspend calculation or publication of any underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%.  To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Approximately 3.25 years, unless called earlier

t	Hypothetical Initial Underlying Levels: For each Underlying, 100.00

t	Contingent Coupon Rate: 11.25% per annum (or 2.8125% per quarter)

t	Quarterly Contingent Coupon Payment: $0.2813 per quarter per note

t	Observation Periods / Observation Period End Dates: Quarterly, as set forth on page PS-6 of this pricing supplement

t	Issuer Call: Quarterly

t	Hypothetical Coupon Barriers: For each Underlying, 70.00 (which, with respect to each Underlying, is 70% of its hypothetical initial underlying level)

t	Hypothetical Downside Thresholds: For each Underlying, 60.00 (which, with respect to each Underlying, is 60% of its hypothetical initial underlying level)

*The examples below are based on the above hypothetical values and do not reflect the actual initial underlying levels, coupon barriers or downside thresholds of the underlyings. For the actual initial underlying level, coupon barrier and downside threshold of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual initial underlying level, coupon barrier and downside threshold of each underlying, and not on the hypothetical values indicated above.

Example 1 — The notes are called on the first coupon payment date.

Date	Lowest Closing Level During Applicable Observation Period			Payment (per note)
	S&P 500® Index	Nasdaq-100 Index®	Russell 2000® Index
First Observation Period	80.00 (at or above coupon barrier)	90.00 (at or above coupon barrier)	85.00 (at or above coupon barrier)	$10.2813 (principal amount plus contingent coupon); notes are called
			Total Payment:	$10.2813 (2.813% total return)

Since the notes are called by us in our sole discretion on the coupon payment date related to the first observation period and the closing level of each underlying on each trading day during the first observation period was greater than its coupon barrier, we will pay you a total of $10.2813 per note (equal to the stated principal amount plus the contingent coupon) on that coupon payment date, representing a total return of 2.813% on the notes over the approximately three months the notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying level of the least performing underlying is above its downside threshold.

Date	Lowest Closing Level During Applicable Observation Period and Final Underlying Level on the Final Valuation Date			Payment (per note)
	S&P 500® Index	Nasdaq-100 Index®	Russell 2000® Index
First Observation Period	85.00 (at or above coupon barrier)	75.00 (at or above coupon barrier)	110.00 (at or above coupon barrier)	$0.2813 (contingent coupon); notes are not called
Second through Twelfth Observation Periods	Various (at or above coupon barrier)	Various (at or above coupon barrier)	Various (all below coupon barrier)	$0; notes are not called
Final Observation Period	80.00 (at or above coupon barrier)	60.00 (below coupon barrier)	85.00 (at or above coupon barrier)	$0; notes are not callable

Final Valuation Date	80.00 (at or above downside threshold)	65.00 (at or above downside threshold)*	88.00 (at or above downside threshold)	$10.00 (principal amount)
			Total Payment:	$10.2813 (2.813% total return)

* Denotes least performing underlying

Since the closing level of each underlying on each trading day during the first observation period was greater than its coupon barrier and the notes are not called by us on the related coupon payment date, we will pay you the applicable contingent coupon of $0.2813 per note on the first coupon payment date.  However, because the closing level of at least one underlying was below its coupon barrier on at least one trading day during the second through twelfth observation periods, you will not receive any contingent coupons on any of the related coupon payment dates.

Because the closing level of at least one underlying was below its coupon barrier on at least one trading day during the final observation period, you will not receive any contingent coupon on the maturity date. However, because the final underlying level of the least performing underlying is greater than its downside threshold, we will pay you $10 per note (equal to the stated principal amount) on the maturity date.  When added to the contingent coupon payment of $0.2813 received in respect of the first observation period, you would have been paid a total of $10.2813 per note, representing a total return of 2.813% on the notes over the 3.25-year term of the notes.

Example 3 — The notes are NOT called and the final underlying level of the least performing underlying is below its downside threshold.

Date	Lowest Closing Level During Applicable Observation Period and Final Underlying Level on the Final Valuation Date			Payment (per note)
	S&P 500® Index	Nasdaq-100 Index®	Russell 2000® Index
First through Twelfth Observation Periods	Various (all below coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	$0; notes are not called
Final Observation Period	75.00 (at or above coupon barrier)	90.00 (at or above coupon barrier)	30.00 (below coupon barrier)	$0; notes are not callable
Final Valuation Date	75.00 (at or above downside threshold)	90.00 (at or above downside threshold)	30.00 (below downside threshold)*	$10.00 × [1 + underlying return of the least performing underlying] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00
			Total Payment:	$3.00 (-70.00% total return)

* Denotes least performing underlying

Since the closing level of at least one underlying was below its coupon barrier on at least one trading day during each observation period, no contingent coupon is paid on any coupon payment date during the term of the notes.  On the final valuation date, the least performing underlying closes below its downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying and you will receive $3.00 per note, which reflects the percentage decrease of the least performing underlying from the trade date to the final valuation date.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 4, 2016 to August 27, 2026.  The closing level of the S&P 500® Index on August 27, 2026 was 7,730.99. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market.  All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange.  The Nasdaq-100 Index® was developed by The Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.  The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

“Nasdaq-100 Index®” is a trademark of The Nasdaq, Inc. and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Nasdaq-100 Index®—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the Nasdaq-100 Index®, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the Nasdaq-100 Index®, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the Nasdaq-100 Index®, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the Nasdaq-100 Index® on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the Nasdaq-100 Index® above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through Fast Entry, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

The graph below illustrates the performance of the Nasdaq-100 Index® from January 4, 2016 to August 27, 2026.  The closing level of the Nasdaq-100 Index® on August 27, 2026 was 29,641.56. We obtained the closing levels of the Nasdaq-100 Index® from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing levels of the Nasdaq-100 Index® should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Nasdaq-100 Index®. We cannot give you assurance that the performance of the Nasdaq-100 Index® will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  All stocks included in the Russell 2000® Index are traded on a major U.S. exchange.  It is calculated and maintained by FTSE Russell, a subsidiary of London Stock Exchange Group.  The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Russell Indices—Disclaimers” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

The graph below illustrates the performance of the Russell 2000® Index from January 4, 2016 to August 27, 2026.  The closing level of the Russell 2000® Index on August 27, 2026 was 3,014.339. We obtained the closing levels of the Russell 2000® Index from Bloomberg, and we have not participated in the preparation of or verified such information.  Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index.  The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index, the Nasdaq-100 Index® and the Russell 2000® Index from January 4, 2016 through August 27, 2026, based on the daily closing levels of the underlyings.  For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 4, 2016 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 4, 2016 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes, including on any trading day during an observation period.  Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period.  The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are.  Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are.  Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another.  The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings.  However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph.  Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past.  We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any trading day during an observation period or the final valuation date, respectively.  This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below its coupon barrier or downside threshold on any trading day during an observation period or the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date.  If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.  The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above.  In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes.  In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

t	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

t	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.10 for any note sold in this offering.  UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.90 per note.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  UBS will receive an underwriting discount of $0.10 for each note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.  For the avoidance of doubt, the underwriting discount will not be rebated if the notes are called by the issuer prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately four months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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